TECHNE CORPORATION RELEASES UNAUDITED THIRD QUARTER
                         RESULTS FOR FISCAL YEAR 2005

Minneapolis/April 26, 2005/--Techne Corporation's (NASDAQ: TECH) consolidated net earnings increased 26% to a record $18.4 million or $.45 per share (diluted) for the quarter ended March 31, 2005 compared with $14.6 million or $.35 per share (diluted) for the quarter ended March 31, 2004. Net earnings as a percentage of sales improved from 34.4% in the third quarter of last year to 38.5% for the quarter ended March 31, 2005. For the nine months ended March 31, 2005, Techne's consolidated net earnings were $47.6 million or $1.15 per share (diluted) compared with $39.6 million or $.95 per share (diluted) for the nine months ended March 31, 2004. Net earnings as a percentage of sales improved from 33.3% in the first nine months of last year to 36.3% for the nine months ended March 31, 2005. Fiscal 2005 results were favorably effected by the strength of the British pound as compared to the U.S. dollar. The impact on consolidated net earnings of the change in exchange rates used to convert R&D Europe results from British pounds to U.S. dollars was approximately $115,000 and $735,000 for the quarter and nine months ended March 31, 2005.

Consolidated net sales for the quarter and nine months ended March 31, 2005 were $47.9 million and $131.1 million, respectively. This was an increase of 13% and 10% from the third quarter and first nine months of last year. Excluding the effect of changes in foreign currency exchange rates, consolidated net sales increased 12% and 8% for the quarter and nine months ended March 31, 2005, respectively. R&D Systems' Biotechnology Division net sales for the quarter and nine months ended March 31, 2005 were $30.7 million and $81.5 million, increases of 18% and 12%, respectively. R&D Europe's net sales for the quarter and nine months were $13.5 million and $37.4 million, increases of 9% and 13%, respectively. In British pound sterling, R&D Europe's net sales increased 6% and 5% for the quarter and nine months ended March 31, 2005, respectively. R&D Systems' Hematology Division net sales for the quarter were $3.7 million and $12.2 million, decreases of 10% and 5%, respectively.

During the second quarter of fiscal 2005 a large OEM customer notified the Hematology Division that they will be changing to a new primary vendor for certain controls and calibrators. Sales to this customer in the quarter ended March 31, 2005 decreased $428,000 from the prior-year third quarter. Although the Hematology Division will continue to manufacture products for this customer as a secondary supplier, it is anticipated that the effect on revenues in the fourth quarter of fiscal 2005 will be a reduction of approximately $850,000. The reduction in Hematology Division revenues is not expected to have a significant impact on consolidated earnings and revenues.

Selling, general and administrative expenses for the quarter and nine months ended March 31, 2005 increased $923,000 (17%) and $2.2 million (14%),
respectively.   The majority of the increase for the quarter and nine months was a result of increased personnel costs, including additional sales and marketing personnel and an increase in profit sharing accrual.

Research and development expenses for the quarter and nine months ended March 31, 2005 decreased $451,000 (9%) and $1.6 million (10%), respectively. Included in research and development expenses for the prior year periods were the Company's share of losses by ChemoCentryx, Inc. (CCX) and Discovery Genomics, Inc. (DGI), development stage companies in which Techne has invested. The losses by these companies included in Techne results for the quarter and nine months ended March 31, 2004 were $589,000 and $2.2 million, respectively. In the fourth quarter of fiscal 2004, the Company wrote off its investment in DGI as an impairment loss. The Company also converted from the equity method to the cost method for accounting for its investment in CCX in the fourth quarter of fiscal 2004. R&D Systems research and development expenses increased $138,000 (3%) and $593,000 (4%) for the quarter and nine months ended March 31, 2005, respectively, mainly as a result of increased personnel.

Other non-operating expenses decreased $92,000 for the quarter, but increased $692,000 for the nine ended March 31, 2005. The decrease for the quarter was mainly the result of increased rental income, while the increase in expense for the nine months was mainly the result of increased depreciation and real estate taxes on properties held for future expansion.

In March 2005, the Company repurchased approximately 2.9 million shares of its common stock under an accelerated stock buyback transaction ("ASB") for an initial value of approximately $100 million ($34.45 per share). The transaction was completed under a privately negotiated contract with an investment bank. The investment bank borrowed the 2.9 million shares to complete the transaction and will purchase the replacement shares in the open market over a nine-month period beginning in March 2005. The ASB agreement is subject to a market price adjustment provision based upon the volume weighted average price during the nine-month period. The effect of the reduction in outstanding shares on earnings per share was $.01 for both the quarter and nine months ended March 31, 2005.

Statements in this earnings release and elsewhere, which look forward in time, including anticipated lower revenues in the Hematology Division, involve risks and uncertainties which may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company's actual results: the introduction and acceptance of new biotechnology and hematology products, the levels and particular directions of research by the Company's customers, the impact of the growing number of producers of biotechnology research products and related price competition, the retention of hematology OEM and proficiency survey business, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships. For additional information concerning such factors, see the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission.

*  *  *  *  *  *  *  *  *  *  *  *  *  *
Techne Corporation has two operating subsidiaries: Research and Diagnostic Systems, Inc. (R&D Systems) of Minneapolis, Minnesota and R&D Systems Europe, Ltd. (R&D Europe) of Abingdon, England. R&D Systems is a specialty manufacturer of biological products and R&D Europe is a distributor of biotechnology products.

Contact:  Greg Melsen, Chief Financial Officer
          Kathy Backes, Controller
          (612) 379-8854






                             TECHNE CORPORATION
                     CONSOLIDATED STATEMENTS OF EARNINGS
                     (In thousands, except per share data)
                                   (Unaudited)

                                        QUARTER ENDED     NINE MONTHS ENDED
                                     ------------------  ------------------
                                      3/31/05   3/31/04   3/31/05   3/31/04
                                     --------  --------  --------  --------
Net sales                            $ 47,935  $ 42,541  $131,101  $118,798
Cost of sales                           9,138     8,946    26,966    26,050
                                     --------  --------  --------  --------
Gross margin                           38,797    33,595   104,135    92,748

Operating expenses:
 Selling, general and administrative    6,379     5,456    18,303    16,058
 Research and development               4,631     5,082    13,938    15,495
 Amortization of intangible assets        305       400       916     1,199
                                     --------  --------  --------  --------
    Total operating expenses           11,315    10,938    33,157    32,752
                                     --------  --------  --------  --------
Operating income                       27,482    22,657    70,978    59,996
Other expense (income):
 Interest expense                         193       167       616       514
 Interest income                         (938)     (853)   (3,180)   (2,341)
  Other non-operating expense
  (income), net                           323       415     1,205       513
                                     --------  --------  --------  --------
    Total other income                   (422)     (271)   (1,359)   (1,314)
                                     --------  --------  --------  --------
Earnings before income taxes           27,904    22,928    72,337    61,310
Income taxes                            9,465     8,309    24,772    21,749
                                     --------  --------  --------  --------
Net earnings                         $ 18,439  $ 14,619  $ 47,565  $ 39,561
                                     ========  ========  ========  ========
Earnings per share:
 Basic                               $   0.46  $   0.36  $   1.16  $   0.96
 Diluted                             $   0.45  $   0.35  $   1.15  $   0.95
Weighted average common
 shares outstanding:
  Basic                                40,423    41,072    40,961    41,024
  Diluted                              40,896    41,752    41,423    41,668



                             TECHNE CORPORATION
                         CONSOLIDATED BALANCE SHEETS
                                (In thousands)
                                  (Unaudited)

                                                 3/31/05   6/30/04
                                                --------  --------
ASSETS
Cash and equivalents                            $ 59,752  $ 51,201
Short-term available-for-sale investments         12,674    42,534
Trade accounts receivable                         23,023    20,262
Interest receivable                                  458       837
Inventory                                          8,229     7,457
Other current assets                               6,138     5,774
                                                --------  --------
  Current assets                                 110,274   128,065

Available-for-sale investments                    48,148    82,858
Property and equipment, net                       89,148    80,504
Goodwill and intangible assets, net               14,443    15,359
Other non-current assets                          15,975    18,674
                                                --------  --------
  Total assets                                  $277,988  $325,460
                                                ========  ========
LIABILITIES
Current liabilities                             $ 18,080  $ 13,459
Long-term debt                                    13,661    14,576
Stockholders' equity                             246,247   297,425
                                                --------  --------
  Total liabilities and equity                  $277,988  $325,460
                                                ========  ========